Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE
CONTINUED FAVORABLE METAL PRICING & SALES VOLUME GROWTH DRIVE STRONG THIRD-QUARTER AND NINE-MONTH RESULTS FOR OM GROUP
     — Company Generates YTD Cash Flow from Operations of $146.8 Million —
CLEVELAND, OH – November 3, 2006 – OM Group, Inc. (NYSE: OMG) today announced its 2006 third-quarter and nine-month results.
“We enjoyed another quarter of significant year-over-year gains in sales, operating profit and earnings per share as market conditions – especially base metal pricing – remained extremely favorable through the end of September,” stated Joe Scaminace, chairman and chief executive officer. “Likewise, during the quarter, we were able to generate significant cash flow from operations through our strong earnings, ongoing operational excellence and financial discipline initiatives.”
Net sales for the three months ended September 30, 2006 were $375.8 million, compared to $306.6 million reported in the corresponding three-month period of 2005. Gross profit in the third quarter of 2006 was $145.3 million compared with $32.1 million in the third quarter a year ago. Net income increased to $88.0 million, or $2.97 per diluted share, for the third quarter of 2006, compared with last year’s third quarter net income of $3.4 million, or $0.12 per diluted share.
During the third quarter of 2006, the company continued to benefit from the sustained rise in base metal prices, particularly nickel and copper; increased toll refining activity; and higher sales volumes in the company’s Specialties group.
Selling, general and administrative expenses increased to $27.7 million in the third quarter of 2006 compared with $20.6 million in the third quarter of 2005. The increase was due to higher incentive compensation expense in the third quarter of 2006 and $4.3 million of income from special items in 2005 that did not repeat in 2006.
In the third quarter of 2006, the average price of cobalt was $15.59 per pound compared with $13.41 per pound in the third quarter of 2005. The average price of nickel for the third quarter of 2006 was $13.22 per pound versus $6.61 per pound in the third quarter of 2005.
NINE-MONTH RESULTS
Net sales for the nine months ended September 30, 2006 were $1.0 billion, versus $973.2 million for the comparable period in 2005. Gross profit increased to $290.4 million for the 2006 nine-month period versus $128.6 million for the year-earlier period. Net income was $159.3 million, or $5.40 per diluted share, for the first nine months of 2006, versus $27.2 million, or $0.95 per diluted share, for the comparable period in 2005.
Operating activities provided cash of $146.8 million during the 2006 nine-month period, versus $55.3 million for the comparable period in 2005. The increase of $91.5 million was primarily due to the increased net income in the first nine months of 2006 compared with the first nine months of 2005. In addition, the first nine months of 2005 included a cash outflow of $74.0 million for the settlement of the shareholder class action litigation, which was offset by the positive cash flow impact of a $107.2 million decrease in inventory at September 30, 2005 compared with December 31, 2004. The cash balance at September 30, 2006 was $224.8 million.
BUSINESS SEGMENT RESULTS
In the first quarter of 2006, the company realigned management responsibilities. As a result, the former Cobalt Group has been renamed the Specialties segment. The Electronic Chemicals business unit, formerly a component within the Nickel reportable segment, was realigned into the Specialties reportable segment. The corresponding information for 2005 has been reclassified to conform to the current year reportable segment presentation.
Specialties
The Specialties segment includes three business units: Advanced Organics, which produces products for the tire, coatings and inks, additive and chemicals markets; Inorganics, which produces products for the powder metallurgy, battery, ceramic and chemical markets; and Electronic Chemicals, which produces products for the semiconductor finishing, memory disk, general metal finishing and printed circuit board finishing markets.
During the third quarter of 2006, net sales for the Specialties segment increased to $171.6 million, compared with $146.0 million in the third quarter of 2005. Operating profit in the third quarter of 2006 for the Specialties segment was $38.6 million, compared with $10.8 million in the third quarter of 2005.
In addition to benefiting from higher base metal prices and favorable raw material margins, the company’s improved performance also reflected strong market fundamentals and improved operating efficiencies. Sales volumes in the company’s Inorganics and Electronic Chemicals business units increased significantly from a year ago due to strong demand in battery and memory disk markets, respectively. Production at the company’s joint venture smelter in the Democratic of Congo operated at record levels as a result of a de-bottlenecking initiative completed last year.
Nickel
The nickel segment includes nickel-based products.
Nickel segment net sales increased to $229.3 million in the third quarter of 2006, compared with $177.9 million in the third quarter of 2005. Operating profit for the third quarter of 2006 was $88.6 million compared with $8.1 million in the third quarter of 2005. The increase in the Nickel segment’s net sales was due to higher average nickel sales prices and increased revenue from toll refining activities, which were partially offset by lower nickel sales volumes. The increase in operating profit was primarily due to a higher average nickel price, favorable raw material pricing and nickel hedging transaction gains of $12.9 million in the third quarter of 2006, compared with a loss of $2.1 million in 2005.
OUTLOOK
“Despite our strong financial performance thus far in 2006, we remain undeterred in our commitment to forge a new business model for OM Group that will produce more predictable and sustainable performance,” said Scaminace. “We continue to examine various options that include the possible sale of our nickel business and/or strategic acquisitions.”
Scaminace added that virtually every option under consideration to monetize the company’s nickel business would be initially dilutive considering the segment’s current financial performance resulting from recent nickel prices.

“We understand that each step toward executing our strategy brings different challenges in the near-term; however, we firmly believe it is in the long-term interest of our shareholders that we effect this transformation,” Scaminace concluded.
The company also indicated that it would suspend its past practice of offering earnings guidance. Significant metal price volatility makes the practice increasingly less meaningful to current or prospective shareholders who use the company’s expectations to form a view of future performance.
WEBCAST INFORMATION
The company has scheduled a conference call and live audio broadcast on the Web for today at 10 a.m. (ET). Investors may access the live audio broadcast by logging on to http://www.omgi.com/investorrelations/webcasts.htm. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available on the “Investor Audio Archive” page of the company’s Web site, commencing three hours after the call.
ABOUT OM GROUP, INC.
OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia, Africa and Australia. For more information, visit the company’s Web site at http://www.omgi.com.
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CONTACT: Greg Griffith, vice president, corporate affairs and investor relations, +1-216-263-7455
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the speed and sustainability of price changes in cobalt and nickel; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market prices of cobalt and nickel or the selling prices of the Company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt and nickel; the risk that new or modified internal controls, implemented in response to the 2004 investigation by the audit committee of the Company’s board of directors and the Company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved; the demand for metal-based specialty chemicals and products in the Company’s markets; the effect of fluctuations in currency exchange rates on the Company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; the outcome of the previously announced SEC Division of Enforcement review of the investigation conducted by the Company’s audit committee; and the general level of global economic activity and demand for the Company’s products.

OM Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
(In thousands)	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$224,791	$114,618
Accounts receivable, less allowances	184,795	128,278
Inventories	349,003	304,557
Advances to suppliers	15,761	5,503
Other current assets	82,585	52,152

Total current assets	856,935	605,108

Property, plant and equipment, net	361,526	369,129
Goodwill	183,042	179,123
Notes receivable from non-consolidated joint ventures	7,749	354
Notes receivable from joint venture partner, less allowances	24,179	25,179
Other non-current assets	44,186	41,380

Total assets	$1,477,617	$1,220,273

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$—	$5,750
Accounts payable	167,277	103,397
Other current liabilities	95,586	58,892

Total current liabilities	262,863	168,039

Long-term debt	404,284	416,096
Minority interests	40,468	36,994
Other non-current liabilities	64,782	62,611

Total stockholders’ equity	705,220	536,533

Total liabilities and stockholders’ equity	$1,477,617	$1,220,273

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2006	2005	2006	2005
Net sales	$375,772	$306,586	$1,000,545	$973,227
Cost of products sold	230,455	274,442	710,101	844,659

Gross profit	145,317	32,144	290,444	128,568
Selling, general and administrative expenses	27,691	20,562	85,132	76,301

Income from operations	117,626	11,582	205,312	52,267

Other income (expense), net	(5,178)	(8,368)	(7,066)	(25,579)

Income from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	112,448	3,214	198,246	26,688
Income tax expense	(22,845)	(1,190)	(36,333)	(6,981)
Minority interest share of (income) loss	(2,838)	1,204	(3,474)	5,775

Income from continuing operations before cumulative effect of change in accounting principle	86,765	3,228	158,439	25,482
Discontinued operations:
Income from discontinued operations, net of tax	1,243	139	570	1,764

Income before cumulative effect of change in accounting principle	88,008	3,367	159,009	27,246
Cumulative effect of change in accounting principle	—	—	287	—

Net income	$88,008	$3,367	$159,296	$27,246

Net income per common share — basic:
Continuing operations	$2.96	$0.11	$5.40	$0.89
Discontinued operations	0.04	0.01	0.02	0.06
Cumulative effect of change in accounting principle	—	—	0.01	—

Net income	$3.00	$0.12	$5.43	$0.95

Net income per common share — assuming dilution:
Continuing operations	$2.93	$0.11	$5.37	$0.89
Discontinued operations	0.04	0.01	0.02	0.06
Cumulative effect of change in accounting principle	—	—	0.01	—

Net income	$2.97	$0.12	$5.40	$0.95

Weighted average shares outstanding
Basic	29,336	28,591	29,322	28,530
Assuming dilution	29,635	28,615	29,486	28,593

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Cash Flows

	Nine Months Ended September 30,
(In thousands)	2006	2005
Operating activities
Net income	$159,296	$27,246
Adjustments to reconcile net income to net cash provided by operating activities:
Income from discontinued operations	(570)	(1,764)
Income from cumulative effect of change in accounting principle	(287)	—
Depreciation and amortization	36,937	37,036
Other non-cash items	(13,356)	(12,324)
Changes in operating assets and liabilities
Accounts receivable	(52,446)	(7,507)
Inventories	(42,634)	107,182
Advances to suppliers	(10,258)	22,516
Accounts payable	61,144	(42,138)
Shareholder litigation accrual	—	(74,000)
Other, net	8,960	(935)

Net cash provided by operating activities	146,786	55,312

Investing activities
Expenditures for property, plant and equipment	(21,443)	(18,489)
Other investing activities	(364)	10,069

Net cash used for investing activities	(21,807)	(8,420)
Financing activities
Payments of long-term debt	(17,250)	(4,313)
Payments of revolving line of credit	—	(49,872)
Proceeds from revolving line of credit	—	49,872
Proceeds from exercise of stock options	897	117

Net cash used for financing activities	(16,353)	(4,196)

Effect of exchange rate changes on cash	3,287	(4,432)

Cash and cash equivalents
Increase from continuing operations	111,913	38,264
Discontinued operations — net cash used for operating activities	(1,740)	(5,175)
Balance at the beginning of the period	114,618	26,779

Balance at the end of the period	$224,791	$59,868

OM Group, Inc. and Subsidiaries
Unaudited Business Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2006	2005	2006	2005
Net Sales
Specialties	$171,621	$145,961	$491,130	$466,832
Nickel	229,334	177,947	570,548	554,738
Intercompany sales between segments:
Specialties	(1,201)	(347)	(3,107)	(831)
Nickel	(23,982)	(16,975)	(58,026)	(47,512)

	$375,772	$306,586	$1,000,545	$973,227

Income (loss) from operations
Specialties	$38,579	$10,799	$90,925	$32,291
Nickel	88,589	8,132	142,297	44,608
Corporate	(9,542)	(7,349)	(27,910)	(24,632)

	$117,626	$11,582	$205,312	$52,267